EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-63799) of ViewCast.com, Inc. and in the related Prospectus of our report dated March 26, 2004, with respect to the consolidated financial statements of ViewCast.com, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2003.

/s/ Grant Thornton, LLP

Dallas, Texas
September 17, 2004